QuesTech Inc. and Subsidiaries

       Exhibit (11) - Statement Re:  Computation of Earnings Per Share

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                                 Three Months Ended      Nine Months Ended
                                    September 30          September 30
                                   1996       1995        1996      1995

Primary:
Average Shares Outstanding     1,347,722  1,345,353    1,351,274  1,354,671
Net effect of dilutive stock
  options-based on the
  treasury stock method using
  average market price            91,329     77,280      132,847     69,712
Increase in outstanding
  shares                          75,702      6,361       32,125      3,325
Weighted Average Number of
  Shares                       1,514,753  1,428,994    1,516,246  1,427,708
Net Income                      $114,000    $98,100     $392,600   $337,500
Earnings per share, primary        $0.08      $0.07        $0.26      $0.24

Fully diluted:
Average Shares Outstanding     1,347,722  1,345,353    1,351,274  1,354,671
Net effect of dilutive stock
  options-based on the
  treasury stock method
  using average market price      94,322    166,575      136,143    174,443
Increase in outstanding
  shares                          75,702      6,361       32,125      3,325
Totals                         1,517,746  1,518,289    1,519,542  1,532,439
Net Income                      $114,000    $98,100     $392,600   $337,500
Earnings per share,
  fully diluted                    $0.08      $0.06        $0.26      $0.22

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